INVESTOR CONTACT: Mark Kochvar S&T Bancorp, Inc. Chief Financial Officer 724.465.4826 mark.kochvar@stbank.com
FOR IMMEDIATE RELEASE
S&T Bancorp, Inc. Increases Quarterly Cash Dividend
INDIANA, Pa. - October 28, 2026 - The Board of Directors of S&T Bancorp, Inc. (S&T) (NASDAQ: STBA), the holding company for S&T Bank, approved a $0.38 per share cash dividend on October 28, 2026. This is an increase of $0.01, or 2.70 percent, compared to a cash dividend of $0.37 per share declared in the prior quarter and an increase of $0.02, or 5.56 percent, compared to a cash dividend of $0.36 per share declared in the same period in the prior year. The annualized yield using the October 27, 2026 closing price of $50.59 is 3.00 percent. The dividend is payable November 27, 2026 to shareholders of record on November 12, 2026.
About S&T Bancorp, Inc. and S&T Bank
S&T Bancorp, Inc. is a $9.9 billion bank holding company that is headquartered in Indiana, Pennsylvania and trades on the NASDAQ Global Select Market under the symbol STBA. Its principal subsidiary, S&T Bank, was established in 1902 and operates in Pennsylvania and Ohio. For more information visit stbancorp.com or stbank.com. Follow us on Facebook, Instagram, LinkedIn and X.